Exhibit 1

British American Tobacco p.l.c. (the “Company”)

BAT announces changes to Management Board structure and composition

19 June 2023

Following the appointment of Tadeu Marroco as Chief Executive on 15 May 2023, BAT announces changes to its Management Board. The new structure, roles and composition of the Management Board will support Tadeu’s commitment to:

●	A sharpened focus on improved execution and operational excellence
●	Enhanced capabilities critical to BAT’s strategic development and transformation
●	A progressive and agile organisation with a collaborative and inclusive culture

Johan Vandermeulen, will be appointed to the new role of Chief Operating Officer reporting to the Chief Executive, with effect from 1 July 2023. This role will be accountable for driving business performance, operational excellence and best in class execution, with a focus on both short-term and sustainable delivery.  Reporting to Johan will be:

●	David Waterfield, promoted to the Management Board as President & CEO, Reynolds American Inc. with effect from 1 July 2023.

●	Fred Monteiro (Director, Americas & Europe) and Michael Dijanosic (Director, Asia Pacific, Middle East & Africa).

●	Zafar Khan (Director, Operations) and Javed Iqbal (Director, Digital & Information). Javed also serves currently as interim Finance Director.

Kingsley Wheaton will be appointed to the new role of Chief Strategy & Growth Officer reporting to the Chief Executive, with effect from 1 September 2023. This role will be accountable for continued strategic development and delivery of sharper consumer focus through an integrated approach to brands, together with shaping enablers for long-term sustainable growth and driving our robust ESG agenda.  Reporting to Kingsley will be:

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Luciano Comin, appointed to the new role of Marketing Director, Combustibles & New Categories with effect from 1 July 2023.  This role will be accountable for a more integrated approach to insights, innovation, brand-building, consumer experience and activation, and revenue growth management across the Combustibles and New Categories portfolios.

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Paul McCrory, promoted to the Management Board to the new role of Director, Corporate & Regulatory Affairs with effect from 1 September 2023. This role will be accountable for shaping regulatory strategy and leading regulatory engagement to secure sustainable access to markets and categories.

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James Barrett, promoted to the Management Board to the new role of Director, Business Development with effect from 1 September 2023. This role will be accountable for strategy development, M&A, the Wellbeing & Stimulation portfolio and our venturing unit, Btomorrow Ventures.

James Murphy, Director, Research & Science and Jerome Abelman, Director, Legal Affairs & General Counsel, continue in their roles reporting directly to the Chief Executive.

Guy Meldrum, currently President & CEO, Reynolds American Inc., and Paul Lageweg, currently Director, New Categories, will step down from their roles and from the Management Board with effect from 30 June 2023 and will facilitate a transition with their successors.

Hae In Kim will step down from the Management Board with effect from 30 June 2023 to take up the role of Strategic Talent Director, reporting to the Chief Executive. As an integral part of her responsibilities in this leadership role working alongside the Board and the Management Board, Hae In will oversee the execution of key several projects as part of BAT’s talent agenda.

The existing roles of Chief Transformation Officer, Chief Growth Officer, Director, New Categories and Director, Combustibles will be removed from the Management Board as their accountabilities transfer within the new structure.

A comprehensive process is underway to identify and appoint the successors for the roles of Finance Director and Director, Talent, Culture & Inclusion reporting to the Chief Executive.

Tadeu Marroco, Chief Executive, commented:

“This refreshed Management Board structure is critical to my commitment to build a progressive and agile organisation with a collaborative and inclusive culture, enabling simultaneous performance and transformation.

“To that end, I am delighted to be welcoming David, Paul and James to the Management Board. They are all highly collaborative leaders who have the depth of experience to enable the continued strategic and cultural transformation of BAT.

“I would like to thank Guy for his significant contribution across many markets and geographies over the last two decades, and Paul, for his role in helping to create a New Category business that continues to drive BAT’s transformation. I also look forward to working with Hae In as Strategic Talent Director.”

ENDS

Enquiries

Media Centre
+44 (0) 20 7845 2888 (24 hours) | @BATplc

Investor Relations
Victoria Buxton: +44 (0)20 7845 2012
John Harney: +44 (0)20 7845 1263
New appointments to the Management Board:

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David Waterfield has been with BAT for 25 years, most recently as Area Director Western Europe and General Manager UK & Ireland during which he built the third largest New Category business in BAT, gaining leadership in Modern Oral in all Western European markets. Prior to this role, David has held several senior positions at BAT including Group Head of Combustibles, Regional Head of Marketing Eastern Europe, Middle East & Africa and Area Director South-East Europe & GM Romania.

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Paul McCrory has worked at BAT for 16 years and currently holds the role of Assistant General Counsel, Corporate & Group Company Secretary. Prior to this role, Paul has held several senior positions at BAT including Assistant General Counsel, Commercial and Head of Legal & Business Development East Asia Area. A successor to his role will be appointed in due course.

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James Barrett has been with BAT for 27 years and currently holds the role of Commercial Director, Wellbeing & Stimulation. Prior to this role, James has held several senior positions at BAT including Group Finance Controller, Head of M&A and Area Head of Finance, Middle East.

About BAT

BAT is a leading, multi-category consumer goods business with a purpose to build A Better Tomorrow™ by reducing the health impact of its business through offering a greater choice of enjoyable and less risky products for adult consumers.

We continue to be clear that combustible cigarettes pose serious health risks, and the only way to avoid these risks is not to start or to quit. BAT encourages those who would otherwise continue to smoke to switch completely to scientifically-substantiated, reduced-risk alternatives*†. In order to deliver this, BAT is transforming into a truly consumer-centric multi-category consumer products business.

BAT’s ambition is to have 50 million consumers of its non-combustible products by 2030 and to generate £5billion of New Categories revenue by 2025. BAT has set stretching ESG targets including achieving carbon neutrality for Scopes 1 & 2 by 2030 and eliminating unnecessary single-use plastic and making all plastic packaging reusable, recyclable or compostable by 2025.

BAT employs over 50,000 people. The BAT Group generated revenue of £27.65 billion in 2022 and profit from operations of £10.5 billion.

The company’s Strategic Portfolio is made up of its global cigarette brands and a growing range of reduced-risk*† New Category tobacco and nicotine products and traditional non-combustible tobacco products. These include vapour, tobacco heating products, modern oral products including tobacco-free nicotine pouches, as well as traditional oral products such as snus and moist snuff. In 2022, we had 22.5 million consumers of our non-combustible products, a rise of 4.2 million on full year 2021.

References in this statement to 'BAT', 'we', 'us' and 'our' refer to the British American Tobacco Group.

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.
† Our vapour product Vuse (including Alto, Solo, Ciro and Vibe), and certain products, including Velo, Grizzly, Kodiak, and Camel Snus, which are sold in the U.S., are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

Forward-looking statements

This release contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook", "target" and similar expressions. These include statements regarding our customer target ambition, New Categories revenue targets and our ESG targets.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this release are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary Statement” and "Group Principal Risks" in the 2022 Annual Report and Form 20-F of British American Tobacco p.l.c. (BAT PLC).

Additional information concerning these and other factors can be found in BAT PLC's filings with the U.S. Securities and Exchange Commission ("SEC"), including the Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, http://www.sec.gov and BAT PLC’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this release and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.